500 President Clinton Ave. Suite 300, Little Rock, AR 72201

Inuvo Announces Revenue Increase of 66% Year-Over-Year for the Second Quarter Ending June 30, 2021

LITTLE ROCK, Ark., August 12, 2021 (GLOBE NEWSWIRE) -- Inuvo, Inc. (NYSE American: INUV), a leading provider of marketing technology, today announced its financial results for the second quarter and six-month periods ending June 30, 2021.

Richard Howe, CEO of Inuvo, stated, “Revenue for the second quarter was strong across each of the IntentKey and ValidClick product line both year-over-year and sequentially. During Q2 the IntentKey performed 74% better than our clients’ goals and its 50% year-over-year and 37% sequential growth are indicative of those results. We expect to see a continuation of double-digit year-over-year growth throughout the second half of 2021 and would expect Adjusted EBITDA to turn positive when monthly revenue run rates exceed $5.5 million.”

Operational Highlights During 2021 to Date:
•A 56% increase in prospect presentations and a 70% improvement in deals won for the IntentKey.
•Launched IntentKey SaaS, with multiple clients now committed and/or already using the solution.
•Delivered results to IntentKey clients that exceeded their goals by 60% and in at least one case delivered in excess of an 88:1 Return on Advertising Spend.
•Renewed our largest ValidClick partner, one of the largest companies in the world, for an additional 2-year term.
•Expanded IntentKey AI platforms for advertising into the Canadian market and signed a first client.
•Signed multiple new clients for the IntentKey platform within private and public sectors and across industries.
•Signed a Casino/Resort company where the entire suite of IntentKey capabilities and channels were leveraged concurrently.
•ValidClick hit an all-time monthly high within the first half by serving Ads into roughly 100 million pageviews.
•Raised $14.25 million in additional capital resulting in a cash balance at the end of June 2021 of $17.3 million.
•Continued to successfully deliver cookieless campaigns well ahead of the industry disruption coming in 2023.
•Expanded sales, sales support, and account management to 20 people, including hires in Canada to support the IntentKey’s expansion North.

Financial Results for the Second Quarter and Six Month Periods Ended June 30, 2021:

Inuvo experienced higher year-over-year revenue for the three and six months ended June 30, 2021 as compared to the same periods in 2020. Net revenue for the second quarter and first six months ended June 30, 2021 totaled $12.6 million and $23.3 million, respectively, an increase of 66.5% and 3.2% as compared to $7.6 million and $22.5 million for the same period the prior year. Second through fourth quarter revenue in 2020 was affected by the COVID-19 pandemic, which had a material impact on the advertising industry beginning in April of 2020.

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500 President Clinton Ave. Suite 300, Little Rock, AR 72201

ValidClick revenue, which accounted for 77% of total revenue for the second quarter of 2021, has rebounded and exceeded the revenue of the second quarter of 2020 by 72%. Revenue from the IntentKey platform, which contributed 23% of total revenue for the three months ended June 30, 2021, exceeded the prior year quarter by approximately 50%.

Revenue increased sequentially 19% for the second quarter of 2021 as compared to the first quarter of 2021. IntentKey revenue increased 36.3% sequentially.

Cost of revenue for the second quarter and first six months ended June 30, 2021, totaled $2.3 million and $3.7 million as compared to $1.1 million and $4.5 million during the same periods the year prior. The increase in the cost of revenue for the three months ended June 30, 2021 was associated with revenue growth. For the six month period, cost of revenue improved by 18%.

Gross profit for the second quarter and first six months ended June 30, 2021, totaled $10.4 million and $19.5 million as compared to $6.5 million and $18 million during the same periods the year prior. Gross profit margin for the second quarter of 2021 was 82.1% as compared to 86% for the same period the year prior. Gross profit margin for the first six months ending June 30, 2021 were 84% as compared to 80% for the same period the year prior.

Operating expenses totaled $12.8 million for the second quarter of 2021 as compared to $7.8 million for the same period the year prior. Operating expenses totaled $24.5 million for the first six months of 2021 as compared to $21.8 million for the same period the year prior.

Marketing costs or traffic acquisition costs ("TAC") include those expenses required to attract an audience to the ValidClick platform. The increase in the cost of revenue for the three and six months periods ended June 30, 2021 as compared to the same time periods in 2020 was largely due to the 72% increase in ValidClick revenue discussed above in the Net Revenue section.

Compensation expense was higher for the three and six-months ended June 30, 2021 compared to the same time periods in 2020 due primarily to higher employee salary expense and stock-based compensation. Total employment, both full and part-time, was 76 at June 30, 2021 compared to 70 at June 30, 2020. The higher headcount this year over last year was primarily due to hiring additional sales and sales support personnel for the IntentKey platform.

Selling, general and administrative costs were lower for the three and six-month periods ended June 30, 2021 compared to the same time period in 2020 due was primarily due to lower IT costs, lower facilities, travel and entertainment, corporate expenses and depreciation and amortization expense.
For the six month period in 2021, there was other income during the first quarter that included $420,000 dollars in licensing obligations for the use of ValidClick associated with a contract signed in March of 2020 that ended in March of 2021.

The net loss for the second quarter of 2021 totaled $2.4 million or $0.02 per basic and diluted share as compared to the net loss of $1.4 million or $0.02 per basic and diluted share for the same period the year prior. The net loss for the first six months period of 2021 totaled $4.5 million or $0.04 per basic and diluted share as compared to the net loss of $4.2 million or $0.07 per basic and diluted share for the same period the year prior.

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500 President Clinton Ave. Suite 300, Little Rock, AR 72201

Adjusted EBITDA was a loss of $965 thousand in the second quarter of 2021.

Liquidity and Capital Resources:
On June 30, 2021, Inuvo had $17.3 million in cash and cash equivalents, $15.4 million of working capital, an unused working capital facility of $5 million and no debt.

As of June 30, 2021, Inuvo had 118,518,445 common shares issued and outstanding.

Conference Call Details:
The Company will host a conference call on Thursday, August 12, 2021 at 8:30 a.m. Eastern Time (ET) to discuss its financial results for the second quarter ended June 30, 2021 and provide a business update.

Conference Call Details:
Date: Thursday, August 12, 2021
Time: 8:30 a.m. Eastern Time
Toll-free Dial-in Number: 1-888-394-8218
International Dial-in Number: 1-323-701-0225
Conference ID: 7678085
Participant Link: https://viavid.webcasts.com/starthere.jsp?ei=1484719&tp_key=0ed96da3ee

A telephone replay will be available through Thursday, August 26, 2021. To access the replay, please dial 1-844-512-2921 (domestic) or 1-412-317-6671 (international). At the system prompt, please enter the code 7678085 followed by the # sign. You will then be prompted for your name, company, and phone number. Playback will then automatically begin.

About Inuvo
Inuvo®, Inc. (NYSE American: INUV) is a market leader in artificial intelligence, aligning and delivering consumer-oriented product & brand messaging strategies based on powerful, anonymous, and proprietary consumer intent data for agencies, advertisers, and partners. To learn more, visit www.inuvo.com.

Safe Harbor / Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, without limitation risks detailed from time to time in our filings with the Securities and Exchange Commission (the “SEC”), and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading "Risk Factors" in Inuvo, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 as filed on February 11, 2021, our Quarterly Reports on Form 10-Q, and our other filings with the SEC.  Additionally, forward looking statements are subject to certain risks, trends, and uncertainties including the continued impact of Covid-19 on Inuvo’s business and operations. Inuvo cannot provide assurances that the assumptions upon which these forward-looking statements are based will prove to have been correct. Should one of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements, and investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Inuvo does not intend to update or revise any forward-looking

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500 President Clinton Ave. Suite 300, Little Rock, AR 72201

statements made herein or any other forward-looking statements as a result of new information, future events or otherwise. Inuvo further expressly disclaims any written or oral statements made by a third party regarding the subject matter of this press release. The information, which appears on our websites and our social media platforms is not part of this press release.

Inuvo Company Contact:
Wally Ruiz
Chief Financial Officer
Tel (501) 205-8397
wallace.ruiz@inuvo.com
Investor Relations:
KCSA Strategic Communications
Valter Pinto, Managing Director
Tel (212) 896-1254
Valter@KCSA.com

www.inuvo.com

500 President Clinton Ave. Suite 300, Little Rock, AR 72201

INUVO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30	June 30	June 30	June 30
	2021	2020	2021	2020
Net revenue	$ 12,635,583	$ 7,590,187	$ 23,253,392	$ 22,523,170
Cost of revenue	2,264,020	1,070,028	3,708,079	4,509,529
Gross profit	10,371,563	6,520,159	19,545,313	18,013,641
Operating expenses
Marketing costs	8,213,140	3,857,395	15,518,924	13,480,218
Compensation	2,880,217	2,118,311	5,618,084	4,462,546
Selling, general and administrative	1,676,890	1,781,121	3,401,868	3,839,963
Total operating expenses	12,770,247	7,756,827	24,538,876	21,782,727
Operating loss	(2,398,684)	(1,236,668)	(4,993,563)	(3,769,086)
Interest expense, net	(7,991)	(72,681)	(30,380)	(225,192)
Other income (expense) , net	24,548	(49,939)	494,548	(190,246)
Net loss before taxes	(2,382,127)	(1,359,288)	(4,529,395)	(4,184,524)

Net loss	$ (2,382,127)	$ (1,359,288)	$ (4,529,395)	$ (4,184,524)
Earnings per share, basic and diluted
Net loss income	(0.02)	(0.02)	(0.04)	(0.07)

Weighted average shares outstanding
Basic	116,497,035	66,023,317	116,497,035	59,835,925
Diluted	116,497,035	66,023,317	116,497,035	59,835,925

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500 President Clinton Ave. Suite 300, Little Rock, AR 72201

INUVO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30	December 31,

	2021	2020
Assets

Cash and cash equivalent	$ 17,347,012	$ 7,890,665
Accounts receivable, net	5,678,542	6,227,610
Marketable securities	888,585	-
Prepaid expenses and other current assets	493,527	413,435
Total current assets	24,407,666	14,531,710

Property and equipment, net	1,356,097	1,187,061

Goodwill	9,853,342	9,853,342
Intangible assets, net	7,653,337	8,586,089
Other assets	1,094,894	1,023,369
Total other assets	18,601,573	19,462,800
Total assets	$ 44,365,336	$ 35,181,571

Liabilities and Stockholders’ Equity

Accounts payable	$ 6,469,960	$ 4,048,260
Accrued expenses and other current liabilities	2,536,833	4,680,912
Total current liabilities	9,006,793	8,729,172

Deferred tax liability	107,000	107,000
Other long-term liabilities	561,527	1,056,285
Total long-term liabilities	668,527	1,163,285

Total stockholders' equity	34,690,016	25,289,114
Total liabilities and stockholders' equity	$ 44,365,336	$ 35,181,571

www.inuvo.com

500 President Clinton Ave. Suite 300, Little Rock, AR 72201

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA
(unaudited)

	Three Months Ended		Six Months Ended
	June 30	June 30	June 30	June 30
	2021	2020	2021	2020
Net loss	($2,382,127)	($1,359,288)	($4,529,395)	($4,184,524)
Interest Expense	7,991	72,681	30,380	225,192
Depreciation	314,106	348,660	619,634	718,033
Amortization	537,530	576,546	1,086,730	1,148,600
EBITDA	(1,522,500)	(361,401)	(2,792,651)	(2,092,699)
Stock-based compensation	557,602	193,288	952,472	402,185
Non-recurring items:
Adjustment to derivative liability accounts		28,057		168,364

Adjusted EBITDA	($964,898)	($140,056)	($1,840,179)	($1,522,150)

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA
We present EBITDA and Adjusted EBITDA as a supplemental measure of our performance. We defined EBITDA as net loss plus (i) interest expense, net, (ii) depreciation, and (iii) amortization. We further define Adjusted EBITDA as EBITDA plus (iv) stock-based compensation and (v) certain identified expenses that are not expected to recur or be representative of future ongoing operation of the business. These adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating EBITDA and Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same or similar to some of the adjustments in the presentation. Our presentation of EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items

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